EXHIBIT 5.1

[Dechert LLP Letterhead]

June 30, 2003

Genaera Corporation

5110 Campus Drive

Plymouth Meeting, PA 19462

Re:	Genaera Corporation

Registration Statement on Form S-3

Gentlemen and Ladies:

We have acted as counsel to Genaera Corporation, a Delaware corporation (the “Company”), in connection with preparation of the Registration Statement on Form S-3 (the “Registration Statement”), relating to the offering of up to 7,000,000 shares of the Company’s common stock, par value $.002 per share (the “Shares”), to be sold by the selling stockholders (the “Selling Stockholders”) listed in the Registration Statement under “Selling Stockholders”.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Second Restated Certificate of Incorporation; (c) the Company’s Amended and Restated Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute and stock books; and (e) such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, it is our opinion that:

(1) upon conversion by the Selling Stockholders of shares of the Company’s Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock and issuance of the Shares underlying such preferred stock, in accordance with the terms of the Amended and Restated Certificate of Designations, Preferences and Rights of Series C-1 Preferred Stock or the Amended and Restated Certificate of Designations, Preferences and Rights of Series C-2 Preferred Stock, as applicable, and delivery of such Shares to such Selling Stockholders, the Shares will be validly issued, fully paid and nonassessable; and

(2) upon exercise by a Selling Stockholder of a May Warrant, dated May 23, 2003 issued by the Company (such warrants collectively, the “May Warrants”), or a November Warrant, dated May 23, 2003 issued by the Company (such warrants collectively, the “November Warrants”), and the issuance of the Shares underlying such warrant, in accordance with the terms of the May Warrants or the November Warrants, as applicable, and delivery of such Shares to such Selling Stockholders, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Opinion”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/    DECHERT LLP